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Exhibit 99.2

THE EMPIRE DISTRICT ELECTRIC COMPANY

Moderator: Jan Watson
February 6, 2003
3:00 p.m. CST

Operator:

        Good afternoon everyone and welcome to The Empire District Electric Company's conference call to discuss earnings for the fourth quarter and 12-months ended December 31, 2002.

        At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. If you wish to access the replay for this call, you may do so by dialing 1-719-457-0820 with a passcode of 703124.

        At the request of the company, we will open the conference up for Questions & Answers after the presentation.

        For opening remarks and introductions, I will now turn the call over to the Secretary-Treasurer, Ms. Jan Watson. Please go ahead.

Jan Watson:

        Good afternoon. Thank you for joining us for The Empire District Electric Company's teleconference to discuss the Company's operations and to review the financial results for both the fourth quarter and the 12 months ending December 31, 2002.

        A live Web-cast of this call is available on the Empire website at www.empiredistrict.com.

        Bill Gipson, President and CEO of The Empire District Electric Company and Greg Knapp, Vice President of Finance and CFO, will be giving our presentation this afternoon. Bill and Greg will be available to answer questions after the presentation.

        In preparation for this presentation, you should have received either a fax or e-mail of our earnings news release sent out this morning. If you did not receive the information, please call Marilyn Ponder at 1-417-625-6142 and she will fax a copy to you immediately.

        In addition, our earnings press release can be found on our website. Again, that's www.empiredistrict.com. The press release can be found by choosing Investor Relations, and then clicking on Financial Releases.

        Before we get started, let me remind you that in our press release and in this call today, we are discussing issues that may contain "forward-looking statements" and estimates that are subject to risks and uncertainties. Please refer to our most recent 10-Q and 10-K filings for a list of factors that could cause results to differ from management's projections, forecasts, estimates and expectations.

        I will now turn the call over to Bill Gipson to begin our presentation.

Bill Gipson:

        Good afternoon everyone. We plan to discuss the results for 2002, which, although considerably better than 2001, there's still work to be done. Earnings per share for 2002 were $1.19 per share compared to $ .59 last year. Excluding all non-recurring charges, that's $1.24 per share compared to $0.66 per share last year.

        Before we get into the earnings, however, I would like to start by giving a review of the last two years so that anyone unfamiliar with Empire will have an understanding of where we've been and what we've accomplished.

        We ended 2002 as a much stronger Company than we were following the termination of the merger agreement with UtiliCorp United Inc. At that time, we were undertaking the largest construction project in the Company's history with the State Line Combined Cycle Unit. Our balance sheet was heavy with debt, and we needed to add equity. We needed rate relief. And we had to rebuild and restructure the management team and workforce in general.

        And here's what we've accomplished:

        We've increased our generation capacity. The State Line Combined Cycle Unit was completed in June 2001, and we expect to bring new combustion turbines online at the Energy Center in the spring.

        We've improved our financial strength. We issued $50 million in Trust Preferred securities, had two offerings of common totaling $90 million and in December 2002 issued $50 million in senior unsecured notes. We also entered into a $100 million, 370 day syndicated revolving credit facility containing no rating agency default triggers.

        We've successfully prosecuted two electric rate cases and a water case in Missouri and an electric case in Kansas adding annual revenues of approximately $31 million.

        We've successfully rebuilt a strong management team and employee workforce and realigned the structure of the Company to enhance our productivity. We are implementing a Geospatial Information System, which is an electricity model and an Outage Management System, which is a computerized system for managing service interruption problems. These will greatly enhance our customer service capabilities and our productivity.

        We've reduced the volatility in our fuel costs by implementing a fuel procurement strategy that works to level our natural gas costs.

        This, of course, is not a complete list of our accomplishments and activities. I think it's safe to say that we've accomplished all this in one of the worst economic and corporate environments in decades. The employees of Empire are to be commended on their diligence, innovation and hard work.

        Now I will turn the presentation over to Greg Knapp to give specific details of the earnings for the year and the fourth quarter.

Greg Knapp

Twelve-Months ended December 31, 2002 earnings results

        Thank you, Bill. As stated earlier, we reported earnings today of $1.19 per share for 2002 compared to $0.59 per share for 2001.

        Positively impacting revenues and earnings for the year were:

    •
    New rates granted by the Missouri Public Service Commission that went into effect in October 2001 and December 2002 and by The Kansas Corporation Commission in July 2002.

    •
    A $17.9 million increase in off-system sales from the availability of competitively priced power from our State Line Combined Cycle Unit and term purchases of firm energy during 2002, which could be sold in the wholesale market when not required to meet our customers' needs.

    •
    Cooler temperatures during April and the fourth quarter of 2002 and warmer temperatures in June and September of 2002 as compared to the same periods in 2001.

    •
    A 1.6% increase in customers compared to a 1.13% increase in 2001.

        As we look at our earnings for 2002, other factors having a positive effect were:

    •
    A $5.5 million decrease in fuel costs reflecting lower natural gas prices in 2002 as well as less generation by our gas-fired units primarily due to the term purchases of energy discussed previously. This decrease in fuel costs was offset slightly by a $0.4 million increase in purchased power costs.

    •
    A $3.8 million decrease in depreciation expense as a result of a change to Missouri Public Service Commission regulated rates put into effect in October 2001.

    •
    A $1.4 million decrease in interest charges on long-term debt mainly due to the maturing of $37.5 million of our First Mortgage Bonds in July 2002.

    •
    A $1.5 million decrease in interest charges for commercial paper reflecting decreased usage of short-term debt.

    •
    A $1.2 million unrealized gain on derivatives in December 2002. The unrealized gain on derivatives resulted from anticipated natural gas usage that was financially hedged but no longer necessary because we were able to purchase power in the wholesale market more economically than generating it ourselves.

        Negative factors impacting earnings for 2002 as compared to 2001 were:

    •
    A $2.4 million increase in administrative and general expenses mainly due to increased expense for employee health care and benefit plans.

    •
    A reduction in pension income.

    •
    An increase of $1.4 million in transmission expense due to the delivery of purchased energy to our system mostly related to the term purchases of energy discussed previously.

    •
    A $2.1 million increase in maintenance expense primarily due to the signing of long-term maintenance contracts for our simple cycle gas turbines that changed our expense pattern from pay as you go to one that will serve to levelize maintenance costs over time. These costs were included in our rates that became effective October 2001.

        The completion of our State Line Combined Cycle Unit in June 2001 and the operation of this unit for 12 months during 2002 compared to 6 months in 2001 had the following impacts on earnings for 2002:

    •
    An increase of $1.1 million in other power operation expenses related to the operation of the plant.

    •
    A $3.0 million reduction in Allowance for Funds Used During Construction (AFUDC).

    •
    An increase of $2.6 million in other taxes primarily due to property taxes.

    •
    A $3.1 million increase in maintenance expense primarily due to SLCC coming on line. A primary portion of the expense is a long-term maintenance contract for the SLCC that will serve to levelize maintenance costs over time. These costs were included in our rates that became effective in October 2001.

    •
    Additionally, the first year start-up operations of our non-regulated business posted a $1.5 million after-tax loss.

        Reducing earnings were net-of-tax merger-related expenses of $1.0 million for 2002 and $1.1 million for 2001 relating to the proposed merger with UtiliCorp United Inc., which was terminated on January 2, 2001. This equates to $0.05 per share for 2002 and $0.06 per share for 2001.

        Other factors impacting 2001 were a one-time tax benefit of $2.3 million, or $0.13 per share, from the previously incurred merger related costs becoming deductible for income tax purposes, which was recognized as income in the first quarter of 2001; and a one-time, non-cash charge of $0.14 per share, net of tax, in the third quarter of 2001 for expenditures related to the construction of the State Line Combined Cycle Plant which the Missouri Public Service Commission did not allow the Company to recover through rate increases in our rate proceeding completed in October 2001.

        Excluding the one-time charge for the disallowed construction expenses, merger expenses and the tax benefit from merger expenses, earnings for 2002 would have been $1.24 per share compared to $0.66 per share for 2001.

Fourth quarter earnings results

        Earnings for the fourth quarter of 2002 were $0.16 per share compared to earnings of $0.01 per share for the fourth quarter of 2001.

        Revenues increased in part as a result of the increase in Missouri rates effective December 2002 and the Kansas rates effective July 2002, and to cooler temperatures this quarter as compared to the same quarter in 2001. The increase in off-system sales and the unrealized gain on the derivative instruments, both discussed previously, also positively impacted earnings.

        Earnings were also favorably impacted by a $1.4 million decrease in maintenance and repairs expense, decreases in interest expenses and an increase in AFUDC.

        Negatively impacting earnings for the fourth quarter of 2002 compared to the same period in 2001 were increases in health care costs, a reduction in pension income and the start-up costs for our non-regulated businesses discussed previously.

        I would now like to turn the presentation back over to Bill to conclude our presentation.

Bill Gipson

        Thanks, Greg. We've given you an overview of the significant challenges and accomplishments of the last two years and a detailed discussion of the factors affecting our earnings for this year.

        Looking forward, our plans to build the Company on two fronts have not changed. We have started 2003 as a much stronger Company than we were last year and especially two years ago.

        Our plans are to continue to build and improve the effectiveness of the core utility business and, where prudent, add non-regulated businesses.

        Looking at our core business, we continue to be a vertically integrated utility. To do this successfully, we plan to continue to (1) lock in future fuel prices to remove uncertainty from our operating model, (2) utilize technology to improve productivity in our operations, (3) increase revenues by aggressively pursuing rate cases when justified, and (4) work within our service territory to help provide a healthy economic climate for our customers.

        To help ensure future Missouri economic health, Empire has joined with the other energy utilities in the state to form the Missouri Energy Development Association (MEDA). MEDA will coordinate industry positions and serve as an information resource for legislators, regulators, the media and the general public. Key legislative issues for MEDA in 2003 include:

    •
    A modernization of the Missouri Public Service Commission. One of the items the Commissioners and the Association would like addressed is the creation of a technical staff for Commissioners to assist them in the understanding of complex issues. This is a common model across the country.

    •
    Second, the ability for utilities to recover in rates governmentally mandated infrastructure improvements without having to prosecute a full rate case.

    •
    Third, a fuel adjustment clause for the electric utilities in the state such as gas utilities have already.

    •
    And finally, a pre-approval process whereby a utility can apply for ratemaking principles on significant capital projects prior to construction.

        Although MEDA was formed only a few months ago, we're off to a good start. Our Association's Board has met with Governor Holden, with all 5 Commissioners, and with the leadership of both Chambers of the Missouri General Assembly as well as with various committees.

        Another aspect of our plan is to conservatively develop our non-regulated businesses to augment our regulated business, for those times when weather or other unforeseen events dampen our financial results. This week, we announced the acquisition of Joplin.com Holding, Inc. by Transaeris, our subsidiary that provides wireless Internet access. Joplin.com is a leading Internet service provider in the Joplin area with approximately 6,000 customers. We believe the Joplin.com is a prudent and conservative expansion that has the potential to augment our earnings but not change the basic nature of our business. Also, in January 2003, we announced the sale of E-Watch, our monitored security business, after it did not meet our expectations. These are examples of the structured, disciplined approach we take to building our non-regulated business.

        As discussed earlier, significant measures have been taken to improve the financial strength of Empire including the sale in May of 2.5 million newly issued shares of Empire Common Stock in an underwritten public offering. The proceeds of this offering were used to repay $37.5 million of maturing First Mortgage Bonds and to pay down short-term debt.

This followed an offering of approximately 2 million shares of newly-issued common stock in December, 2001 and a $50 million offering of trust preferred securities in March 2001. In December 2002, we sold $50 million senior unsecured notes with proceeds being used to pay down short-term debt.

        In May, we also successfully closed the $100 million revolving line of credit with a six-bank syndicate.

        An innovative step we've taken is the implementation of a new program at our Asbury Plant to burn tire-derived fuel or (TDF). TDF is a fuel source made by recycling tire products. Asbury's controlled conditions and continuous emission-monitoring system make the TDF environmentally safe. Also burning the TDF, allows us to delay NOX emission requirements and postpone the installation of a Selective Catalytic Reduction Unit at the Asbury Plant.

        As we look at the next few years, our projected construction expenditures are $50.2 million in 2003, which include $22 million for the completion of the two peaking units at the Energy Center Plant, $31.2 million in 2004 and $32.6 million in 2005.

        No discussion in today's corporate environment is complete without addressing corporate governance issues. In 2002 and 2003, in response to allegations of abuse and fraud by various corporations, the NYSE, the NASDAQ, the congress of the United States and the SEC have proposed and passed rules and legislation that have critical implications for corporate America. Many of the reforms set forth in the Sarbanes-Oxley Act of 2002 and those proposed or enacted by the SEC and the NYSE, which govern our activities, reflect practices that Empire has long followed. To the extent any change in our practices is necessary, we will be proactive in implementing the changes.

Dividend Declared

        At today's Board meeting, the Board of Directors declared a quarterly dividend of $0.32 per share payable March 15, 2003 for shareholders of record as of March 1, 2003. This represents a 7.03% annual yield at yesterday's closing price of $18.20.

        Also at the Board meeting, the Board nominated Myron W. McKinney and Mary McCleary Posner to stand for election at the Annual Meeting of Shareholders, which will be held at 10:30 a.m. on April 24, 2003. B. Thomas Mueller and D. Randall Laney were previously nominated. Mr. Mueller was appointed as a Director effective January 1, 2003 to replace R. Dwain Hammons who retired from the Board on December 31, 2002 and Mr. Laney was nominated to stand for election in the place of Jack R. Herschend, who is retiring from the Board on April 24, 2003.

Conclusion

        As always, we appreciate this opportunity to review our earnings with you today. Empire remains committed to being a low cost provider of electricity, to serving our customers with reliable and competitively-priced service and to providing an attractive return to our investors. I will now turn the conference over to the operator for questions.

Operator

        Thank you, Mr. Gipson. The Question and Answer session will begin at this time. [Instructions for Q&A].

        Your question will be taken in the order that it is received. Mr. Gipson, our first question comes from [participants name].

        If there are no further questions, I will now turn the conference back to Bill Gipson.

Conclusion

        Thank you for your questions and participation in today's call. We believe we have laid a foundation for continued improvement of our Company's financial performance, and we will continue to work diligently toward making a better future for our Company.

Operator

        Thank you, Mr. Gipson.

        This concludes our conference for today.—

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  Exhibit 99.2